Exhibit 2.4

FOURTH AMENDMENT TO CONTRIBUTION AGREEMENT
THIS FOURTH AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”) is made and entered into this 27th day of February, 2018, by and among Linn Energy Holdings, LLC (“LEH”), a Delaware limited liability company, Linn Operating, LLC, a Delaware limited liability company (“LOI” and together with LEH, “Linn”), Citizen Energy II, LLC (“Citizen”), an Oklahoma limited liability company, Roan Resources, LLC, a Delaware limited liability Company (“Company”). Linn, Citizen and the Company are sometimes referred to collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not defined in this Amendment will have the meanings given to such terms in the Contribution Agreement (defined below).
RECITALS
WHEREAS, LEH, LOI, Citizen and Company entered into that certain Contribution Agreement, dated as of June 27, 2017, which was amended by (i) that certain First Amendment to the Contribution Agreement, dated as of August 31, 2017, (ii) that certain Second Amendment to Contribution Agreement, dated as of October 31, 2017, and (iii) that certain Third Amendment to Contribution Agreement, dated as of November 29, 2017 (as amended, the “Contribution Agreement”).
WHEREAS, the Parties desire to amend and modify certain terms and conditions of the Contribution Agreement.
NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows, notwithstanding anything to the contrary in the Contribution Agreement:

1.	Adjustments to Initial Value for Title Defects; Designation of Substitute Leases.

a.	Linn Title Defects and Substitute Lease Designation.

i.
The Parties have agreed that the total Linn Title Defect Amounts as to all uncured Linn Title Defects asserted, less (minus) the total Linn Title Benefit Amounts for all remaining Linn Title Benefits asserted, in excess of the Linn Aggregate Deductible is $78,816,162.65, as set forth in Exhibit A hereto.

ii.
As set forth under the caption “Linn Designation of Substitute Leases” in Exhibit A hereto, Linn has designated certain Linn Additional Leases as Linn Substitute Leases with a cumulative value of $78,816,162.65.

iii.
As result, the Parties agree no reduction to the Initial Linn Agreed Value will be made for Linn Title Defects, and the designated Linn Substitute Leases with a cumulative value of $78,816,162.65 will be treated as Linn Leases (and not Linn True-Up Leases or Linn Cost-Credited Leases) for all purposes under the Contribution Agreement.

iv.	No additional Linn Lease Designation Notice is required for the Linn Substitute Leases.

b.	Citizen Title Defects and Substitute Lease Designation.

i.	The Parties have agreed that the total Citizen Title Defect Amounts as to all uncured Citizen Title Defects asserted, less (minus) the total Citizen Title Benefit

Amounts for all remaining Citizen Title Benefits asserted, in excess of the Citizen Aggregate Deductible is $18,275,170.67, as set forth in Exhibit B hereto.

ii.
As set forth under captioned “ROAN Notice – CE Final Exhibit A-5 Lease Designations – 1-22-2018” in Exhibit B hereto, Citizen has designated certain Citizen Additional Leases as Citizen Substitute Leases with a cumulative value of $18,275,170.67.

iii.
As result, the Parties agree no reduction to the Initial Citizen Agreed Value will be made for Citizen Title Defects, and the designated Citizen Substitute Leases with a cumulative value of $18,275,170.67 will be treated as Citizen Leases (and not Citizen True-Up Leases or Citizen Cost-Credited Leases) for all purposes under the Contribution Agreement.

iv.	No additional Citizen Lease Designation Notice is required for the Citizen Substitute Leases.

2.	Agreed Adjustments to Initial Value.

a.	The Parties will include as adjustments to the Initial Linn Agreed Value and Initial Citizen Agreed Value:

i.
any upward or downward adjustments related to Linn Additional Leases or Citizen Additional Leases (as further described by Sections 3.2 and 3.3 of the Contribution Agreement), other than the Linn Cost Credited Asset Acquisition Costs and Citizen Cost Credited Asset Acquisition Costs; and

ii.	the “JIB Held” amounts as of the Closing Date (based on good faith estimates by Linn and Citizen of their net interests associated with these JIB Held amounts).

b.
The Parties will include any corrections to the JIB Held amounts, final suspense amounts, and cash call balances that are not otherwise included in the Post-Closing Linn Statement or Post-Closing Citizen Statement in the final Monthly Settlement Statement under the Citizen MSA or Linn MSA, as applicable.

3.
Post-Closing Settlement Statements. Linn and Citizen each provided their draft Post-Closing Linn Statement or Post-Closing Citizen Statement, as the case may be, on January 29, 2018, each of which are attached hereto as Exhibits C-1 and C-2, respectively; provided, however, that notwithstanding the provisions of the Contribution Agreement, Linn’s Post-Closing Linn Statement set forth the proposed final calculation of the proposed adjustment to the Preliminary Linn Adjustment Amount (not the Preliminary Citizen Adjustment Amount); and Citizen’s Post-Closing Citizen Statement set forth the proposed final calculation of the proposed adjustment to the Preliminary Citizen Adjustment Amount (not the Preliminary Linn Adjustment Amount). The Parties agree that the Post-Closing Linn Statement and the Post-Closing Citizen Statement are deemed to have been prepared and delivered in compliance with the Contribution Agreement. Linn and Citizen have each adjusted their Post-Closing Linn Statement and Post-Closing Citizen Statement in accordance with Paragraphs 4 and 5 below each of which are attached hereto as Exhibits D-1 and D-2, respectively and have been accepted without objection by either Party. Adjustments set forth in the Post-Closing Linn Statement and the Post-Closing Citizen Statement to the Preliminary Linn Adjustment Amount and the Preliminary Citizen Adjustment Amount as shown on Exhibits D-1 and D-2 shall be deemed to be the Final Linn Adjustment Amount and the Final Citizen Adjustment Amount, respectively.

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4.
True-Up Leases. The Parties hereby agree (for purposes of Section 3.2(b)(vi)and 3.3(b)(vi) of the Contribution Agreement): there is a Citizen Delta Value (meaning the Relevant Linn Value is greater than the Relevant Citizen Value, and such positive difference between the Relevant Linn Value minus the Relevant Citizen Value equals the Citizen Delta Value), equal to $2,229,082.00, and Citizen hereby designates the Citizen Additional Leases identified on Exhibit E as Citizen True-Up Leases, insofar as they are needed to offset the Citizen Delta Value. The designated Citizen True-Up Leases will be treated as Citizen Leases (and not Citizen Cost Credited Leases) for all purposes under the Contribution Agreement. No additional Citizen Lease Designation Notice is required for the Citizen True-Up Leases.

5.	Reimbursement for Cost Credited Assets:

a.
The Parties agree that (i) attached hereto as Exhibit F are the Linn Cost Credited Asset Acquisition Costs (the “Linn Total Costs”) for the remaining Linn Cost Credited Leases and associated Linn Additional Assets; and (ii) attached hereto as Exhibit G are the Citizen Cost Credited Asset Acquisition Costs (the “Citizen Total Costs”) for the remaining Citizen Cost Credited Leases and associated Citizen Additional Assets.

b.
Notwithstanding any contrary provisions of the Contribution Agreement, the Initial Linn Agreed Value and Initial Citizen Agreed Value will each be adjusted upward equally by the lesser amount of Linn Total Costs or Citizen Total Costs, which is an amount equal to $20,035,869.40 (the “Equivalent Contribution Amount”) in lieu of any reimbursement from the Company (other than as described below), and without any obligation of either Linn or Citizen (nor any obligation of any member of the Company) to make any additional capital contributions to the Company (or any direct reimbursement) relative to such Linn Total Costs or Citizen Total Costs.

c.
Notwithstanding any contrary provisions of the Contribution Agreement, the Parties further agree that (i) the Company will pay Linn (or its designee) a cash reimbursement equal to the Linn Total Costs less the Equivalent Contribution Amount, which equals $22,935,224.36 (the “Full Reimbursement Amount”) on or before March 2, 2018; and (ii) neither Linn nor Citizen (nor any member of the Company) shall have any obligation to make any additional capital contributions to the Company (or any direct reimbursement) relative to such Full Reimbursement Amount.

d.
This Section 5 of this Amendment sets forth the sole obligations and liabilities of the Parties (as well as any member of the Company) with regard to Linn Cost Credited Asset Acquisition Costs relating to any and all Linn Cost Credited Leases and associated Linn Additional Assets, and the Citizen Cost Credited Asset Acquisition Costs relating to any and all Citizen Cost Credited Leases and associated Citizen Additional Assets.

6.	Conflict. To the extent any of the foregoing conflicts with the terms of the Contribution Agreement, the terms of this Letter Agreement will control.

7.
Certain Provisions. The Parties acknowledge and agree that following Sections of the Contribution Agreement are incorporated herein by reference mutatis mutandis: Sections 1.2 (References and Rules of Construction), 17.1 (Governing Law), 17.2 (Conspicuous Language), 17.3 (Dispute Resolution), 17.4 (Counterparts), 17.5 (Notices), 17.6 (Expenses),17.7 (Waiver; Rights Cumulative), 17.10 (Parties in Interest), 17.11 (Binding Effect), 17.12 (Preparation of

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Agreement), 17.13 (Severability), 17.14 (Limitation on Damages), 17.15 (Assignment), and 17.9 (Amendment).

8.	Ratification. Except as modified by this Amendment, the Contribution Agreement remains in full force and effect in accordance with its terms.
[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first set forth above.

PARTIES:

ROAN RESOURCES, LLC

By:	/s/ Tony C. Maranto
Name:	Tony C. Maranto
Title:	President & CEO Roan Resources LLC

LINN ENERGY HOLDINGS, LLC

By:	/s/ Candice Wells
Name:	Candice Wells
Title:	SVP, General Counsel & Corporate Secretary

LINN OPERATING, LLC

By:	/s/ Candice Wells
Name:	Candice Wells
Title:	SVP, General Counsel & Corporate Secretary

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CITIZEN ENERGY II, LLC

By:	/s/ Robbie Woodard
Name:	Robbie Woodard
Title:	C.O.O.

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